Exhibit 10.1

Assembly Biosciences, Inc.

May 31, 2018

PERSONAL AND CONFIDENTIAL

David J. Barrett

3290 Creamery Rd.

New Hope, Pennsylvania 18938

Re:	General Release of Claims Agreement

Dear David:

This letter (this “Agreement”) provides notice to you that effective today, May 31, 2018 (the “Separation Date”), your employment with Assembly Biosciences, Inc. (the “Company”) is being terminated without Cause pursuant to Section 9(e) of that certain Employment Agreement by and between you and the Company entered into as of January 15, 2014, with an effective date of December 22, 2013 (the “Employment Agreement”). Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Employment Agreement. The Company thanks you for your contributions and wishes you well in your future endeavors.

This Agreement also sets forth the terms of the Release referenced in Section 10(c) of the Employment Agreement and you acknowledge that this Agreement becoming effective is a condition of your right to receive the Separation Benefits defined in such Section 10(c). Finally, you are eligible to receive additional compensation in return for you providing consulting services to the Company, as described in more detail below.

Regardless of whether you enter into this Agreement, you shall be entitled to the Accrued Benefits as defined in Section 10(a) of the Employment Agreement. Also regardless of whether you enter into this Agreement, you will remain bound by your continuing obligations to the Company under your June 2015 Proprietary Information and Inventions Agreement and under Sections 6 and 7 of your Employment Agreement [Confidential Information and Inventions; Non-Competition and Non-Solicitation], and the other provisions of the Employment Agreement which by their terms or by the nature of the obligation survive the termination of your employment (the “Continuing Obligations”). Such Continuing Obligations include, without limitation, your confidentiality obligations, return of property obligations, non-competition obligations, and non-solicitation obligations.

The remainder of this Agreement sets forth the terms of the Agreement. You acknowledge that you are entering into this Agreement knowingly and voluntarily. With those understandings, you and the Company agree as follows:

1.       Separation from Employment

This confirms that your employment with the Company shall terminate on the Separation Date. Accordingly, your right to participate in the employee benefit plans of the Company shall cease on the Separation Date, except as noted in Section 2(d) below, if applicable.

2.       Separation Benefits

Subject to this Agreement becoming effective and your compliance with this Agreement and the Continuing Obligations, the Company shall provide you with the following “Separation Benefits” as set forth in Section 10(c) of the Employment Agreement except as modified by this Agreement:

(a)       Separation Pay. The Company shall provide you with continued payment of your final Base Salary (which is at the annualized rate of $460,000) for a period of twelve (12) months following the date of your “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) (such separation date being referred to in this Agreement as the “Separation from Service Date,” such payment being the “Separation Pay” and such twelve (12) month period commencing upon the Separation of Service Date being the “Separation Pay Period”). The first installment of the Separation Pay will be paid on the Company’s first regular payday occurring after the later of (i) sixty (60) days after the Separation Date and (ii) the Separation from Service Date in an amount equal to the sum of payments of Base Salary that would have been paid if you had remained in the employment of the Company for the period from the Separation from Service Date through the payment date. The remaining installments will be paid until the end of the Separation Pay Period at the same rate as the Base Salary in accordance with the Company’s normal payroll practices for its employees. All payments will be less applicable taxes and withholdings, in accordance with the Company’s normal payroll practices for its employees.

(b)       Acceleration of Equity Awards. The table below sets forth all of your outstanding Equity Awards (as defined in the Employment Agreement) as of the date hereof. Notwithstanding anything to the contrary ion the Employment Agreement or in the applicable equity award agreements, all Equity Awards which would have vested during the twelve (12) months following the Separation Date shall accelerate and vest on the Separation Date as set forth below:

Equity Award	Number of Shares Underlying Award	Date of Grant	Vested Shares as of Separation Date	Shares to be Accelerated, on the Separation Date	End of Term
2017-86	25,000	March 29, 2017	14,583	10,417	March 29, 2027
2014-17	741,800	July 10, 2014	700,136	0	July 10, 2024

(c)       Extension of Exercise Period. Pursuant to the terms of your Employment Agreement, the exercise period for all vested Stock Options shall be extended until the end of their respective terms unless earlier terminated in accordance with the terms of the applicable equity award agreement.

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(d)       Health Benefit. Notwithstanding anything in the contrary in the Employment Agreement, provided that you properly and timely elect to continue your health insurance benefits (including health, dental and/or vision) and remain eligible under COBRA after the Separation Date, the Company pay your applicable COBRA premiums, less any required withholding, for the eighteen (18) months following your Separation Date or until you become eligible under another employer’s health insurance, whichever is earlier (the “Health Benefit”).

3.       Consulting Agreement

Upon signing this Agreement, the Company will enter into the consulting agreement set forth in Exhibit A attached hereto (the “Consulting Agreement”) to be effective as of June 1, 2018 that shall provide for your continuation of service to the Company on the terms and subject to the conditions set forth therein.

4.       Release of Claims

In consideration for, among other terms, the Separation Benefits, to which you acknowledge you would otherwise not be entitled, you, on behalf of yourself and your heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, the Company’s former affiliated professional employer organization, Insperity PEO Services, L.P., and the current and former officers, directors, shareholders, employees, attorneys, insurers, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you and the other Releasors have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to your employment by the Company and the termination of your employment; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, the New York City Human Rights Law, the Pennsylvania Human Relations Act, the Indiana Civil Rights Law and the Pennsylvania Whistleblower Law); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act and the Family and Medical Leave Act); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the New York Labor Law, the Indiana Wage Payment and Wage Claims Acts, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, and shall not waive any rights that cannot be waived as a matter of law.

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5.       Non-Disparagement

You agree not to make any disparaging statements concerning the Company, or any of its affiliates, or its or their current or former officers, directors, shareholders, employees or agents, or any of the Company’s or its respective affiliates’ products or services. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

6.       Other Provisions

(a)       Termination of Payments. If you breach any of your obligations under this Agreement or your Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate and recover its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your obligations under this Agreement or your Continuing Obligations.

(b)       Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement or in your Continuing Obligations limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement or your Continuing Obligations limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including your ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

(c)       Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company or Insperity.

(d)       Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

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(e)       Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)       Jurisdiction. You and the Company hereby agree that the state and federal courts situated in Indianapolis, Indiana shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(g)       Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Section 4 of this Agreement. You further agree that money damages would be an inadequate remedy for any breach of Sections 4 or Section 5. Accordingly, you agree that if you breach, or propose to breach, Section 4 or Section 5, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(h)       Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Indiana, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(i)       Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company, except the Continuing Obligations, the Company’s applicable stock option plan and your equity award agreements (as such documents may be amended by Sections 2(b) and 2(c) above), and any other obligations specifically preserved in this Agreement.

(j)       Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the Company’s General Counsel (elizabeth@assemblybio.com) at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the Company’s General Counsel, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

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(k)       Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document.

[signature page follows]

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Please indicate your agreement to the terms of this Agreement by signing and returning to the Company’s General Counsel the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

ASSEMBLY BIOSCIENCES, INC.

By:	/s/ Derek Small	May 31, 2018
	Derek Small	Date
Chief Executive Officer and President

You are advised to consult with an attorney before signing this Agreement. This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ David J. Barrett	May 31, 2018
David J. Barrett	Date

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